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                                  EXHIBIT 4.2

                                 AMENDMENT TO
                               REXON INCORPORATED
                             1992 STOCK OPTION PLAN



         The 1992 Stock Option Plan of Rexon Incorporated (the "Plan") is hereby amended as follows:

         1. The first sentence of Subsection 5.1 is hereby deleted in its entirety and the following sentence is substituted in its place:

         "Subject to the provisions of Section 12 (relating to adjustments upon changes in stock), the shares which may be sold pursuant to options granted under the Plan shall not exceed in the aggregate 1,700,000 shares of the Company's authorized Common Stock."

         2. Subsection 11.1 of the Plan is hereby deleted in its entirety and the following Subsection is substituted in its place:

         "11.1   If a holder of an Option who is either an employee of or
         consultant to the Company shall voluntarily or involuntarily leave the employ of or cease to render consulting services to the Company or any Subsidiary, the Option of such holder shall terminate, except that, subject to the limitation hereafter stated in this Section 11, (i) if his termination results from any reason other than his death, he may at any time within three months after termination of his services (or such longer period, not to exceed five (5) years, as may be approved by the Board of Directors of the Committee) exercise his Option but only to the extent that it was exercisable by him on the date of termination and only in the absence of the circumstances set forth in
         Section 11.2 below; (ii) if he is re-hired or retained as an employee of or consultant to the Company within eighteen (18) months after his termination, his Option may, if approved by the Board of Directors or the Committee, be reinstated and again becomes exercisable in accordance with its original terms (but if his Option was originally an Incentive Option it shall be reinstated or reissued only as a Non-qualified Option); and (iii) if he dies while in the employ of or as a Consultant to the Company or a Subsidiary, or within three months after termination of his employment or his consulting services, his Option may be exercised by the person or persons to whom his rights under the Option shall pass by will or by the laws of descent or distribution, provided such exercise is effectuated within two (2) years following the date of






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Amendment to Rexon Incorporated
1992 Stock Option Plan

         death. In no event may an Option be exercised to any extent by anyone after the expiration of its term."

         3. A new sentence is hereby added to the end of Subsection 3.1 and shall read in full as follows:

         "Notwithstanding anything to the contrary contained herein, the Chief Executive Officer of the Company shall have the sole and exclusive discretionary authority to grant stock options on behalf of the Company and the Board of Directors to newly-hired employees of the Company and any of its subsidiaries (other than persons who are hired as officers and would be subject to the reporting requirements under
         Section 16 of the Securities Exchange Act of 1934); provided, however, that the CEO shall not grant options under this authority to any one new employee in excess of 25,000 shares nor in any fiscal quarter in excess of 100,000 shares in the aggregate and, provided further, that options granted to new hires by the CEO pursuant to this authority shall be granted within the first thirty (30) days following the date of employment with the Company."

         4. In all other respects, except as expressly amended herein, the Plan is hereby ratified and confirmed in its entirety.

         The amendments to the Plan herein set forth have been approved by the Board of Directors and are deemed effective as of November 4, 1993, except as to the amendments to Subsection 5.1 and Subsection 11.1, which shall become effective upon shareholder approval.

                                          BY ORDER OF THE BOARD OF DIRECTORS:



                                          By   /s/ IRVIN R. REULING
                                             -------------------------------
                                             Irvin R. Reuling



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